As filed with the Securities and Exchange Commission on November 2, 1999
                                                      Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------
                                    FORM S-6
                            -----------------------

               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                    OF SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

                              --------------------

A.   Exact Name of Trust:
                              EQUITY INVESTOR FUND
                                FOCUS SERIES 14
                              DEFINED ASSET FUNDS

B.   Names of Depositors:

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.

C.   Complete address of Depositors' principal executive offices:

       MERRILL LYNCH, PIERCE, FENNER & SMITH         SALOMON SMITH BARNEY INC.
                    INCORPORATED                       388 GREENWICH STREET
                DEFINED ASSET FUNDS                         23RD FLOOR
                   P.O. BOX 9051                       NEW YORK, N.Y. 10013
             PRINCETON, N.J. 08543-9051

             DEAN WITTER REYNOLDS INC.               PAINEWEBBER INCORPORATED
               TWO WORLD TRADE CENTER               1285 AVENUE OF THE AMERICAS
                     59TH FLOOR                        NEW YORK, N.Y. 10019
                NEW YORK, N.Y. 10048

D.   Names and complete addresses of Agents for service:

                TERESA KONCICK, ESQ.                     DOUGLAS LOWE, ESQ.
                   P.O. BOX 9051                     DEAN WITTER REYNOLDS INC.
             PRINCETON, N.J. 08543-9051               TWO WORLD TRADE CENTER
                                                            59TH FLOOR
                                                       NEW YORK, N.Y. 10048

                  MICHAEL KOCHMANN                        ROBERT E. HOLLEY
                388 GREENWICH STREET                1285 AVENUE OF THE AMERICAS
                NEW YORK, N.Y. 10013                    NEW YORK, N.Y. 10019

                            -----------------------
                                   Copies to:
                          PIERRE DE SAINT PHALLE, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                            -----------------------


E:   Title of Securities being registered:

     AN INDEFINITE NUMBER OF UNITS OF BENEFICIAL INTEREST PURSUANT TO RULE 24F-2 PROMULGATED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.

F:   Approximate date of proposed sale to the public:

          AS SOON AS PRACTICABLE AFTER THE ACQUISITION AND DEPOSIT OF THE UNDERLYING SECURITIES.

                            -----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                                    PART II
             ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

       A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                              IDENTIFICATION NO.

Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       8-7221
Salomon Smith Barney Inc....................................       8-8177
PaineWebber Incorporated....................................       8-16267
Dean Witter Reynolds Inc....................................       8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

Merrill Lynch, Pierce, Fenner & Smith Incorporated..........     13-5674085
Salomon Smith Barney Inc....................................     13-1912900
PaineWebber Incorporated....................................     13-2638166
Dean Witter Reynolds Inc....................................     94-0899825
The Chase Manhattan Bank....................................     13-4994650

     Final prospectuses from the following Series of Defined Asset Funds-Equity Investor Fund (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series: EIF Focus Series Biotechnology Portfolio DAF (Reg. No. 333-48303); EIF Focus Series Biotechnology Portfolio 1999 Series B DAF (Reg. No. 333-83261); and EIF Focus Series Pacific Rim Portfolio DAF (Reg. No. 333-76203).

                       CONTENTS OF REGISTRATION STATEMENT

     THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet of the Registration Statement of the Defined Asset Funds Municipal
Insured Series, 1933 Act File No. 33-54565).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

     The following exhibits:

    *1.1   --  Form of Trust Indenture.

     1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

     1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

     2.1 -- Form of Certificate of Beneficial Interest (included in Exhibit 1.1.1).

    *3.1   --  Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

     9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No. 333-70593).
-------------------
*    To be filed with Amendment to Registration Statement.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 2ND DAY OF NOVEMBER, 1999.

     Signatures appear on pages R-3, R-4, R-5 and R6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
   DEPOSITOR


By the following persons, who constitute a          Powers of Attorney have been filed
   majority of the Board of Directors of Merrill    under Form SE and the following
   Lynch, Pierce, Fenner & Smith                    1933 Act File Numbers: 333-70593
   Incorporated:

      GEORGE A. SCHIEREN
      JOHN L. STEFFENS



By    J. DAVID MEGLEN
      (As authorized signatory for Merrill
      Lynch, Pierce, Fenner & Smith
      Incorporated and Attorney-in-fact for the persons listed above)

SALOMON SMITH BARNEY INC.
   DEPOSITOR


By the following persons, who constitute a          Powers of Attorney have been
   majority of the Board of Directors of            filed under the 1933 Act
   Salomon Smith Barney Inc.:                       File Numbers:  333-63417 and 333-63033

      MICHAEL CARPENTER
      DERYCK C. MAUGHAN



   By   KEVIN E. KOPCZYNSKI
        (As authorized signatory for Salomon
        Smith Barney Inc. and Attorney-in-fact
        for the persons listed above)

PAINEWEBBER INCORPORATED
   DEPOSITOR


By the following persons, who constitute             Powers of Attorney have been
  the Board of Directors of PaineWebber              filed under the following 1933
  Incorporated:                                      Act File Number: 2-61279

   MARGO N. ALEXANDER
   TERRY L. ATKINSON
   BRIAN M. BAREFOOT
   STEVEN P. BAUM
   MICHAEL CULP
   REGINA A. DOLAN
   JOSEPH J. GRANO, JR.
   EDWARD M. KERSCHNER
   JAMES P. MacGILVRAY
   DONALD B. MARRON
   ROBERT H. SILVER
   MARK B. SUTTON

By    ROBERT E. HOLLEY
      (As authorized signatory for PaineWebber
      Incorporated and Attorney-in-fact for the persons listed above)

DEAN WITTER REYNOLDS INC.
   DEPOSITOR


By the following persons, who constitute a          Powers of Attorney have been filed
   majority of the Board of Directors of Dean       under Form SE and the following
   Witter Reynolds Inc.:                            1933 Act File Number: 33-17085,
                                                    333-13039 and 333-47553

      RICHARD M. DeMARTINI
      RAYMOND J. DROP
      JAMES F. HIGGINS
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      PHILIP J. PURCELL
      THOMAS C. SCHNEIDER



By    MICHAEL D. BROWNE
      (As authorized signatory for Dean Witter
      Reynolds Inc. and Attorney-in-fact for the persons listed above)